AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                                US LIQUIDS, INC.
                             A DELAWARE CORPORATION

                             AMIGO ACQUISITION, INC.
                               A TEXAS CORPORATION

                                   RAOUL GARZA

                                   ALEX SALAS

                                       AND

                        AMIGO DIVERSIFIED SERVICES, INC.,
                               A TEXAS CORPORATION

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                                       TABLE OF CONTENTS

                                                                           PAGE

  1.     THE MERGER...........................................................1
         1.01   GENERAL.......................................................1
         1.02   ARTICLES OF INCORPORATION; BYLAWS; BOARDS OF
                DIRECTORS; OFFICERS...........................................2
         1.03   CONVERSION AND EXCHANGE OF SHARES.............................3
         1.04   LIABILITIES AND EXCLUDED ASSETS...............................5
         1.05   THE CLOSING...................................................6
         1.06   DELIVERIES AT THE CLOSING.....................................6

  2.     POST-CLOSING ADJUSTMENTS.............................................6
         2.01    GENERAL......................................................6
         2.02    CALCULATION OF NET WORKING CAPITAL AT CLOSING DATE...........6
         2.03   PAYMENT OF ADJUSTMENT AMOUNTS.................................7

  3.     REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION............7
         3.01   REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS............7
         3.02   REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY.......8

  4.     REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY...............10
         4.01   ORGANIZATION, QUALIFICATION, AND CORPORATE POWER.............10
         4.02   CAPITALIZATION...............................................11
         4.03   NONCONTRAVENTION.............................................11
         4.04   BROKERS' FEES................................................11
         4.05   TITLE TO ASSETS..............................................11
         4.06   NO SUBSIDIARIES OR EQUITY INVESTMENTS........................12
         4.07   FINANCIAL STATEMENTS.........................................12
         4.08   EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END.............12
         4.09   UNDISCLOSED LIABILITIES......................................13
         4.10   TAX MATTERS..................................................13
         4.11   REAL PROPERTY................................................14
         4.12   INTELLECTUAL PROPERTY........................................16
         4.13   TANGIBLE ASSETS..............................................17
         4.14   CONTRACTS....................................................17
         4.15   HAZARDOUS MATERIALS; DISPOSAL SITES..........................18
         4.16   PERMITS AND ENVIRONMENTAL MATTERS............................19
         4.17   REPORTS, ETC.................................................20
         4.18   APPLICABLE LAWS COMPLIANCE...................................20
         4.19   ENVIRONMENT, HEALTH, AND SAFETY..............................21
         4.20   NOTES AND ACCOUNTS RECEIVABLE................................21
         4.21   POWERS OF ATTORNEY...........................................22
         4.22   INSURANCE....................................................22
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         4.23   LITIGATION...................................................22
         4.24   EMPLOYEES....................................................23
         4.25   EMPLOYEE BENEFITS............................................23
         4.26   GUARANTIES...................................................23
         4.27   CERTAIN BUSINESS RELATIONSHIPS...............................23
         4.28   SECURITIES MATTERS...........................................23
         4.29   SUFFICIENCY OF ASSETS........................................24

  5.     PRE-CLOSING COVENANTS...............................................24
         5.01   GENERAL......................................................24
         5.02   NOTICES AND CONSENTS.........................................24
         5.03   OPERATION OF BUSINESS........................................24
         5.04   PRESERVATION OF BUSINESS.....................................25
         5.05   FULL ACCESS..................................................25
         5.06   NOTICE OF DEVELOPMENTS.......................................25
         5.07   EXCLUSIVITY..................................................25

  6.     POST-CLOSING COVENANTS..............................................25
         6.01   GENERAL......................................................25
         6.02   TRANSITION...................................................26
         6.03   CONFIDENTIALITY..............................................26
         6.04   TAX RETURNS AND FILINGS......................................26
         6.05   SAN ANTONIO LAND TRANSFER....................................26

  7.     CONDITIONS TO OBLIGATION TO CLOSE...................................27
         7.01   CONDITIONS TO OBLIGATION OF PARENT...........................27
         7.02   CONDITIONS TO OBLIGATION OF THE SHAREHOLDERS.................28

  8.     REMEDIES FOR BREACHES OF THIS AGREEMENT.............................29
         8.01   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNITIES......29
         8.02   INDEMNIFICATION PROVISIONS FOR BENEFIT OF PARENT.............30
         8.03   INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SHAREHOLDERS...30
         8.04   LIMITATION ON LIABILITY......................................30
         8.05   MATTERS INVOLVING THIRD PARTIES..............................30
         8.05   DETERMINATION OF ADVERSE CONSEQUENCES........................31
         8.06   OTHER INDEMNIFICATION PROVISIONS.............................31

  9.     TERMINATION.........................................................32
         9.02   TERMINATION OF AGREEMENT.....................................32
         9.02   EFFECT OF TERMINATION.  .....................................33

  10.    CERTAIN DEFINITIONS.................................................33

  11.    GENERAL.............................................................36
         11.01  INCORPORATION OF EXHIBITS AND SCHEDULES......................36

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         11.02  NO THIRD-PARTY BENEFICIARIES.................................36
         11.03  ENTIRE AGREEMENT.............................................36
         11.04  SUCCESSION AND ASSIGNMENT....................................36
         11.05  COUNTERPARTS.................................................37
         11.06  HEADINGS.....................................................37
         11.07  NOTICES......................................................37
         11.08  GOVERNING LAW................................................38
         11.09  AMENDMENTS AND WAIVERS.......................................38
         11.10  SEVERABILITY.................................................38
         11.11  EXPENSES.....................................................38
         11.12  CONSTRUCTION.................................................38
         11.13  SPECIFIC PERFORMANCE.........................................38
         11.14  LITIGATION EXPENSES..........................................39
         11.15  ARBITRATION..................................................39

                      AGREEMENT AND PLAN OF REORGANIZATION

        This Agreement and Plan of Reorganization (the "Agreement"), is entered into as of April __, 1998 by and among US Liquids, Inc., a Delaware corporation ("Parent"), Amigo Acquisition, Inc, a Texas corporation, a wholly owned subsidiary of Parent ("Subsidiary"), Amigo Diversified Services, Inc., a Texas corporation (the "Company"), and Raoul Garza and Alex Salas (the "Shareholders"). Parent, Subsidiary, Company and the Shareholders are referred to collectively herein as the "PARTIES."

        The Shareholders own all of the outstanding capital stock of the Company.

        The respective boards of directors of Subsidiary and the Company (which corporations are hereinafter referred to collectively as the "Constituent Corporations") deem it advisable and in the best interests of Subsidiary and the Company and their respective shareholders that Company merge with and into the Subsidiary pursuant to a forward subsidiary merger (such transactions sometimes being referred to herein as the "Merger") pursuant to this Agreement and the applicable provisions of the laws of the State of Texas.

        This Agreement contemplates the Merger will be accomplished through the surrender of all of the outstanding shares of voting common stock of the Company (the "Shareholder Stock") in exchange for that number of shares of common voting stock (the "Parent Stock") of Parent set forth in Section 1.03 of this Agreement, in a transaction intended to qualify for tax purposes as a reorganization pursuant to Section 368 (a)(2)(D) of the Internal Revenue Code.

        Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.             THE MERGER.

               1.01   GENERAL.

                      (a) EFFECT. At the Effective Time (as defined below), the
               Company shall be merged with and into the Subsidiary pursuant to Texas law. Thereupon, the corporate identity and existence of the Subsidiary, with all its rights, privileges, immunities, powers and purposes, shall continue unaffected and unimpaired by the Merger, and the corporate identity and existence, with all the rights, privileges, immunities, powers and purposes of the Company shall be merged into the Subsidiary, as the corporation surviving the Merger and the Subsidiary shall be fully vested therewith. The separate identity, existence and corporate organization of the Company shall cease upon the Merger becoming effective as herein provided and thereupon the Subsidiary and the Company shall each be a single corporation (herein sometimes referred to as the "Surviving Corporation").

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
                      (b) FILINGS. At the Closing, the Constituent Corporations
               will cause all necessary documents and certificates necessary to effect the Merger to be executed and attested and filed as provided by Texas law (the "Merger Documents").

                      (c) EFFECTIVE TIME OF MERGER. The Merger shall be
               effective immediately upon the filing of the Merger Documents (the effective time of the Merger being referred to herein as the "Effective Time").

                      (d) FURTHER ASSURANCES. If at any time after the Effective
               Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or in or equity or that any other things are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation the title to any property or rights acquired or to be acquired by the Surviving Corporation by reason of, or as a result of, the Merger, the Constituent Corporations, and their officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law or equity and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Constituent Corporations and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Constituent Corporations and the Surviving Corporation or otherwise to take any and all such actions.

               1.02 ARTICLES OF INCORPORATION; BYLAWS; BOARDS OF DIRECTORS; OFFICERS.

                      (a) ARTICLES OF INCORPORATION. The Articles of
               Incorporation of the Subsidiary, as in effect immediately prior to the Effective Time, shall be, and may be separately certified as, the Articles of Incorporation of the Surviving Corporation, as the same may thereafter be amended from time to time in accordance with Texas law.

                      (b) BYLAWS. The Bylaws of the Subsidiary, as in effect
               immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, as the same may thereafter be altered or amended from time to time or until repealed in accordance with Texas law, its Articles of Incorporation and said Bylaws.

                      (c) BOARDS OF DIRECTORS. The directors of the Subsidiary
               shall serve as the directors of the Surviving Corporation, subject to the provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, until their successors are elected and qualified.

                      (d) OFFICERS. The officers of the Subsidiary shall serve
               as the officers of the Surviving Corporation, each such officer to serve, subject to the provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation, until his successor is elected and qualified.

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
               1.03 CONVERSION AND EXCHANGE OF SHARES. At the Effective Time, the issued and outstanding shares of Subsidiary, the Shareholder Stock, the Parent Stock and shall, by virtue of the Merger and without any action on the part of any holder thereof, be converted and exchanged as follows:

                      (a) SUBSIDIARY STOCK. Each outstanding share of common
               stock of Subsidiary held of record by Parent will automatically be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

                      (b) SHAREHOLDER STOCK. The Shareholder Stock shall be
               converted into, and become exchangeable for:

                             (i) $5,200,000 worth of Parent's common stock (the
                      "Parent Stock") at a strike price of $20.85 per share (the "Valuation Price"), for a total number of 249,400 shares of common stock of Parent Stock; and

                             (ii) cash in the amount of $1,300,000 less the
                      amount of Long Term Liabilities as of the Closing (the "Cash Payment"); and

                             (iii) The property described in Schedule 1.03
                      attached hereto and incorporated herein by reference (the "In Kind Consideration").

               In connection therewith, the Shareholders will surrender to Parent for cancellation duly executed certificates in valid form evidencing all of the Shareholder Stock, duly endorsed in blank or accompanied by duly executed stock powers. The Parent Stock and Cash Payment shall be divided and apportioned between the shareholders so as to give each of such shareholders, as nearly as is practicable without issuing fractional shares, such percentage of such Parent Stock and Cash Payment as is specified for each Shareholder in SECTION 1.03(B) of the Disclosure Schedule (as defined herein).

                      (c) VALIDITY; OTHER MATTERS. The Parent Stock, when issued and delivered as provided herein, will be duly authorized and validly issued, fully paid, nonassessable and free of any preemptive rights, and will be covered by a then-effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"). Subsidiary shall file, or cause Parent to file, with the American Stock Exchange ("AMEX") a subsequent listing application such that the Parent Stock shall be tradable on such exchange, immediately following the Closing.

                      (d) RESALE OF PARENT STOCK. For a period of one year after the Closing Date, Sellers shall comply with the resale requirements of Rule 145(d) under the Securities Act, more specifically, the volume limitations, broker transactions, and manner of sale provisions of Rule 144(e), (f) and (g), respectively. Sellers agree that $1,000,000 worth (based on the Valuation Price) of the Parent Stock (the "One-Year Restricted Stock") shall not be sold assigned, exchanged, transferred, encumbered, pledged, distributed or otherwise disposed of for a period of one (1) year after

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               issuance and an additional $1,000,000 worth (based on the
               Valuation Price) of the Parent Stock (the "Two-Year Restricted Stock") shall not be sold assigned, exchanged, transferred, encumbered, pledged, distributed or otherwise disposed of for a period of two (2) years after issuance.

                      (e) LEGEND. Shareholders acknowledge and agree that all
               Parent Stock shall bear the following legend:

                      "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF RULE 145(D) PROMULGATED UNDER THE SECURITIES ACT OF 1933, AND MAY NOT BE TRANSFERRED OR DISPOSED OF BY THE HOLDER WITHOUT COMPLIANCE WITH SAID RULE.";

               PROVIDED, HOWEVER, that pursuant to Rule 145(d) of the Securities Act, on the first anniversary following the Closing Date, the foregoing legend shall be removed from such certificates, and Subsidiary (or Parent) shall issue a certificate without such legend to the Shareholders upon request.

               The One-Year Restricted Stock shall also bear the following legend:

                      "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOLUNTARILY SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED VOLUNTARY SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION OF ANY OF THESE SHARES, DURING THE ONE-YEAR PERIOD ENDING ON [APPROPRIATE DATE].

               The Two-Year Restricted Stock shall also bear the following legend:

                      "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOLUNTARILY SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED VOLUNTARY SALE,

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                      ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE,
                      DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION OF ANY OF THESE SHARES, DURING THE TWO-YEAR PERIOD ENDING ON [APPROPRIATE DATE].

                      (f) EXPENSES OF ISSUANCE OF PARENT STOCK. With respect to
               the initial issuance of the Parent Stock, Subsidiary (or Parent) shall pay all customary fees, costs and expenses of such issuance, including without limitation all registration, filing and AMEX fees, printing expenses and fees and disbursements of counsel and accountants for Subsidiary or Parent.

               1.04 LIABILITIES AND EXCLUDED ASSETS. As of the Closing, Company shall not have any liabilities of Shareholders or the Company except Current Liabilities and the Long Term Liabilities of the Company set forth in SECTION 1.04 of the Disclosure Schedule. SECTION 1.04 of the Disclosure Schedule sets forth Shareholders' approximation of the Long Term Liabilities including all amounts required to be paid under any equipment leases in order for the Company to obtain free and clear title and ownership to all of the assets of the Company (collectively, the "Assumed Liabilities"). Within sixty (60) days after the Closing Date Parent shall provide Shareholders with a report showing the actual assumption or payoff amounts as of the Closing Date (the "Final Payoff Report"). If the actual payoff amounts calculated as of the Closing Date are greater than the amount set forth on SECTION 1.04 of the Disclosure Schedule, then the difference shall be paid by Shareholders to Parent, in Parent Stock, within five (5) days of Shareholders approval or deemed approval of the Final Payoff Report. If the actual payoff amounts calculated as of the Closing Date is less than the amount set forth on
        SECTION 1.04 of the Disclosure Schedule, then the difference shall be paid by Parent to Shareholders, in Parent Stock, within five (5) days of Shareholders approval or deemed approval of the Final Payoff Report. Shareholders agree to use their best efforts, in cooperation with Subsidiary and Parent, to obtain statements from each of the lenders or lessors of the equipment showing the final pay-off amount, on or before Closing. Notwithstanding anything to the contrary herein, the Company shall not have any Long Term Liabilities at the closing in excess of $1,300,000.

        If within thirty (30) days following the delivery of the Final Payoff Report, Shareholders have not given Parent notice of their objection to the Final Payoff Report (such notice must contain a statement of the basis of Shareholders' objection), then the Final Payoff Report will be deemed final. If Shareholders give such notice of objection, then the issues in dispute will be submitted to Ernst & Young, certified public accountants (the "Resolution Accountants") for resolution. If issues in dispute are submitted to the Resolution Accountants for resolution, (i) each party will furnish to the Resolution Accountants such work papers and other documents and information relating to the disputed issues as the Resolution Accountants may request and are available to that party or its Affiliate (or its independent public accountants), and will be afforded the opportunity to present to the Resolution

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        Accountants any material relating to the determination and to discuss the determination with the Resolution Accountants; (ii) the determination by the Resolution Accountants, as set forth in a notice delivered to both parties by the Resolution Accountants, will be binding and conclusive on the Parties; and (iii) Parent and Shareholders will each bear 50% of the fees of the Resolution Accountants for such determination.

               1.05 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., NationsBank Plaza, 300 Convent Street, Suite 1500, San Antonio, Texas 78205, commencing at 10:00 a.m. local time on the third business day after the conditions to Closing set forth in SECTION 7, below are satisfied, or such other date as the Parties may agree to in writing (the "CLOSING DATE").

               1.06 DELIVERIES AT THE CLOSING. At the Closing, (a) the Shareholders will deliver to Parent the various certificates, instruments, and documents referred to in SECTION 7.01 below, (b) Parent will deliver to the Shareholders the various certificates, instruments, and documents referred to in SECTION 7.02 below, (c) the Shareholders will deliver to Parent stock certificates representing all of the Shareholder Stock, endorsed in blank or accompanied by duly executed assignment documents, (d) Parent will deliver to the Shareholders the Cash Payment, certificates representing the Parent Stock and the In Kind Consideration pursuant to SECTION 1.03 above, (e) Parent will deliver the Parent's Legal Opinion (as defined and described in SECTION 7.02(G) of this Agreement), and (f) Parent will deliver a tax representation letter.

2.             POST-CLOSING ADJUSTMENTS.

               2.01 GENERAL. The parties acknowledge that the consideration payable to the Shareholders hereunder was determined on the assumption that the Company would have the same Net Working Capital as reflected in the December 31, 1997 balance sheet of the Company attached hereto as
        Schedule 2.01 (the "Year End Balance Sheet"). Therefore, the Parties agree to make the post-closing adjustments as set forth in this SECTION 2.

               2.02 CALCULATION OF NET WORKING CAPITAL AT CLOSING DATE. On or before the date that is ninety (90) days after the Closing Date, Parent's accountants shall compute the amount of Net Working Capital of the Company as of the Closing Date (but without taking into account any termination of leases, notes, consulting agreements or other transactions effected in order to accomplish the Shareholders' exchange of Shareholder Stock) in accordance with GAAP, and shall provide the Shareholders a summary reflecting how such computations were made. The Shareholders and their accountants shall have the opportunity to review such computations.

        If within thirty (30) days following the delivery of the Net Working Capital computation (the "Computation"), Shareholders have not given Parent notice of their objection to the Computation (such notice must contain a statement of the basis of Shareholders' objection), then the Computation will be deemed final. If Shareholders give such notice of objection, then the issues in dispute will be submitted to the Resolution Accountants for resolution. If

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        issues in dispute are submitted to the Resolution Accountants for resolution, (i) each party will furnish to the Resolution Accountants such work papers and other documents and information relating to the disputed issues as the Resolution Accountants may request and are available to that party or its Affiliate (or its independent public accountants), and will be afforded the opportunity to present to the Resolution Accountants any material relating to the determination and to discuss the determination with the Resolution Accountants; (ii) the determination by the Resolution Accountants, as set forth in a notice delivered to both parties by the Resolution Accountants, will be binding and conclusive on the Parties; and (iii) Parent and Shareholders will each bear 50% of the fees of the Resolution Accountants for such determination.

               2.03 PAYMENT OF ADJUSTMENT AMOUNTS. If the Net Working Capital as of the Closing Date is greater than the Net Working Capital as of the Year End Balance Sheet, then Parent shall, within five business days of Shareholders' approval or deemed approval of the Computation, pay the Shareholders, in cash, an amount equal to the positive amount on the Closing Date. If the Net Working Capital as of the Closing Date is less than the Net Working Capital as of the Year End Balance Sheet, then the Shareholders, within five business days of Shareholders' approval or deemed approval of the Computation, shall pay Parent, in cash an amount equal to the negative amount on the Closing Date.

3.             REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

               3.01 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. The Shareholders jointly and severally represent and warrant to Parent that the statements contained in this SECTION 3.01 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this SECTION 3.01):

                      (a) AUTHORIZATION OF TRANSACTION. The Shareholders have
               full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Shareholders, enforceable in accordance with its terms and conditions. Except as set forth in SECTION 3.01(A) of the Disclosure Schedule, Shareholders are not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                      (b) NONCONTRAVENTION. Neither the execution and the
               delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Shareholders are subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which either of the

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               Shareholders is a party or by which they are bound or to which any material amount of their assets are subject.

                      (c) BROKERS' FEES. Shareholders do not have any Liability
               or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Subsidiary or Parent could become liable or obligated.

                      (d) SHAREHOLDER STOCK. Shareholders hold of record and own beneficially the number of shares of Shareholder Stock set forth next to their names in SECTION 4.02 of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Shareholders are not a party to any option, warrant, purchase right, or other contract or commitment that could require Shareholders to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Shareholders are not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

               3.02 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY. Parent and Subsidiary jointly and severally represent and warrant to the Shareholders that the statements contained in this SECTION 3.02 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this SECTION 3.02):

                      (a) ORGANIZATION OF PARENT AND SUBSIDIARY. (i) Parent is
               duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. Parent has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently conducted. Parent is duly qualified to do business and is in good standing in all jurisdictions where failure to qualify would have a material adverse effect; (ii) Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas.

                      (b) AUTHORIZATION OF TRANSACTION. Parent and Subsidiary
               have been duly authorized by all necessary corporate action and have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of both Parent and Subsidiary, and is enforceable against both Parent and Subsidiary in accordance with its terms and conditions. Neither Parent nor Subsidiary need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

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
                      (c) NONCONTRAVENTION. Neither the execution and the
               delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent or Subsidiary is subject or any provision of the charter or bylaws of either Parent or Subsidiary or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, result in the creation or imposition of a lien, charge or encumbrance or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Parent or Subsidiary is a party or by which either is bound or to which any material amount of its assets is subject, subject to Laws Affecting Creditors Rights (as defined herein).

                      (d) BROKERS' FEES. Neither Parent nor Subsidiary has any
               Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Shareholders could become liable or obligated.

                      (e) PARENT STOCK. All of the issued and outstanding shares of capital stock of the Parent have been duly authorized, are validly issued, fully paid, and non-assessable. The Parent Stock, upon its delivery to Shareholders at Closing, shall be duly authorized, validly issued, fully paid and non-assessable, and free of all claims liens, pledges, options, charges, Security Interests, mortgages, deeds of trust, encumbrances or rights of any third party of any nature whatsoever. The issuance of the Parent Stock to Shareholders will not give rise to any preemptive rights or rights of first refusal and will not violate any laws to which the Parent or any its assets are subject.

                      (f) CAPITALIZATION OF PARENT. As of December 31, 1997, the
               authorized capital stock of the Parent consists of preferred stock, Series A 72 percent cumulative preferred stock and 30,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), of which 7,303,164 shares were issued and outstanding. Except as set forth in the required forms, reports and documents which Parent has filed with the SEC (collectively the "SEC Reports"), at the Closing there will be not other warrants, options, subscriptions or other rights or preferences (including conversion or preemptive rights) outstanding to acquire capital stock of the Parent or its subsidiaries, or notes, securities or other instruments convertible into or exchangeable for capital stock of the Parent, nor any commitments, agreements or understandings by or with the Parent with respect to the issuance thereof, nor any obligation to repurchase or redeem any capital stock of the Parent. Except as set forth in the SEC Reports, no shareholders of the Parent have any right to require the registration of any securities of the Parent or to participate in any such registration. All outstanding securities of the Parent have been issued, in all material respects, in full compliance or in compliance with an exemption or exemptions from the registration and prospectus delivery requirements of the Securities Act and from the registration and qualification requirements of all applicable state securities laws. The representations and warranties set forth in this Section 3.02(f) shall not apply to any items which are not in the aggregate material to the financial condition, results of operations or business of Parent and its subsidiaries taken as a whole.

                      (g) PARENT'S SEC REPORTS. Parent has filed all required
               SEC Reports, all of which complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of such forms, reports or documents, including, without limitation, any financial statements or schedules included therein, when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The balance sheets (including the related notes) included in Parent's Annual Report on Form 10-K for the year ended December 31, 1997 fairly presents the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the other related statements (including the related notes) included therein fairly present the consolidated statements of income and consolidated statements of cash flow of Parent and its consolidated statements for the respective fiscal periods as of the respective dates set forth therein. The representations and warranties set forth in this Section 3.02(g) shall not apply to any non-compliances, non-conforming filings, non-filings, misstatements, omissions or failures to present fairly or conform to generally accepted accounting principles which are not in the aggregate material to the financial condition, results of operations or business of Parent and its subsidiaries taken as a whole.

                      (h) TAX MATTERS. Parent and Subsidiary make the
               representation and warranties contained in the letter attached as Exhibit " F " (the "Tax Representation Letter").

4.             REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY.

        The Shareholders jointly and severally represent and warrant to Parent that the statements contained in this SECTION 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, including with respect to any assets acquired by, or transferred to, the Company after the date hereof (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this SECTION 4), except as set forth in the disclosure schedule delivered by the Shareholders to Parent on the date hereof (the "DISCLOSURE SCHEDULE"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in sections corresponding to the numbered paragraphs contained in this Agreement.

               4.01 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, and is duly authorized to conduct business and in good standing under the laws of each jurisdiction where such failure to qualify would have a material adverse effect. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. SECTION 4.01 of the Disclosure Schedule lists the directors and officers of the Company and contains correct and complete copies of the articles and bylaws of the Company (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its articles or bylaws.

               4.02 CAPITALIZATION. The entire authorized and issued capital stock of the Company and its tax identification number and the Shareholders' Social Security Numbers and addresses are as set forth in
        SECTION 4.02 of the Disclosure Schedule. All of the shares of issued and outstanding Shareholder Stock have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Shareholders as set forth in SECTION 4.02 of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

               4.03 NONCONTRAVENTION. Except as set forth in SECTION 4.03 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the articles or bylaws of the Company or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, result in the creation or imposition of a lien, charge or encumbrance or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets are subject which is material to the Company (or result in the imposition of any Security Interest upon any of its assets) subject to Laws Affecting Creditors Rights. Except as set forth in SECTION 4.03 of the Disclosure Schedule, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

               4.04 BROKERS' FEES. The Company does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

               4.05 TITLE TO ASSETS. Except for any liens set forth in SECTION
        4.05 of the Disclosure Schedule the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests.

               4.06 NO SUBSIDIARIES OR EQUITY INVESTMENTS. Except as set forth in SECTION 4.06 of the Disclosure Schedule, the Company does not have any subsidiaries, and does not control, directly or indirectly, or have any direct or indirect equity participation in, any corporation, partnership, trust, or other business association.

               4.07 FINANCIAL STATEMENTS. Attached hereto as SECTION 4.07 of the Disclosure Schedule are the following financial statements (collectively the "FINANCIAL STATEMENTS"): (a) reviewed balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the twelve months ended December 31, 1995 and 1996; (b) the unaudited balance sheet and statement of income for the year ended December 31, 1997 (the "MOST RECENT FISCAL YEAR END") for the Company; and (c) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "MOST RECENT FINANCIAL STATEMENTS") as of and for the three months ended March 31, 1998 (the "MOST RECENT FISCAL MONTH END") for the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods and are consistent with the books and records of the Company; PROVIDED, HOWEVER, that the unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. Except as set forth in SECTION 4.07 of the Disclosure Schedule, the Company has not changed its accounting policies and practices in the past three years. No prior period adjustment is reflected in the statements of income, changes in stockholders' equity and cash flow contained in the Company's Most Recent Financial Statements.

               4.08 EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Except as set forth in SECTION 4.08 of the Disclosure Schedule, since the Most Recent Fiscal Month End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or to the best of Shareholders' Knowledge, future prospects of the Company. Without limiting the generality of the foregoing, except as set forth at SECTION 4.08 of the Disclosure Schedule, since such date:

                      (a) the Company has not sold, leased, transferred, or
               assigned any material asset, and has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000;

                      (b) the Company has not made any capital expenditure (or
               series of related capital expenditures) involving more than $10,000;

                      (c) the Company has not issued any note, bond, or other
               debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $25,000 in the aggregate;

                      (d) the Company has not delayed or postponed the payment
               of accounts payable and other Liabilities outside the Ordinary Course of Business;

                      (e) there has been no change made or authorized in the
               articles or bylaws of the Company, and the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                      (f) the Company has not declared, set aside, or paid any
               dividend or made any distribution with respect to its capital stock (whether in cash or in kind);

                      (g) the Company has not experienced any material damage,
               destruction, or loss (whether or not covered by insurance) to its property;

                      (h) the Company has not entered into any employment
               contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, and has not granted any increase in the base compensation of any of its directors, officers, and Key Employees (as defined herein), or adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees; and

                      (i) the Company has not committed to any of the foregoing.

               4.09 UNDISCLOSED LIABILITIES. Except as set forth in SECTION 4.09 of the Disclosure Schedule, the Company does not have any Liability (and to the best of Shareholders' Knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability), except for (i) Liabilities reflected or reserved against in the Most Recent Balance Sheet and (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

               4.10 TAX MATTERS. Except as set forth in SECTION 4.10 of the Disclosure Schedule, with respect to the Company, (a) all Tax Returns and all similar filings required to be filed on or before the Closing Date by the Company (true and correct copies of which have been furnished to Parent) with respect to any Taxes have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns reflect the liability of the Company for Taxes in substantial compliance with the Code for the periods, properties or events covered thereby; (b) all Taxes payable with respect to the Tax Returns, and all Taxes accruable with respect to events occurring through the date of the Most Recent Balance Sheet, whether disputed or not, and whether or not shown on any Tax Return, will have been paid in full prior to the Closing Date, or an adequate accrual is provided with respect thereto on the Most Recent Balance Sheet; (c) no deficiency in respect of any Taxes which has been assessed against the Company remains unpaid and there are no unassessed Tax deficiencies or any audits or investigations pending or threatened against the Company with respect to any Taxes, (d) there is in effect no extension for the filing of any Tax Return and the Company has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax; (e) no claim has ever been made by any Tax authority in a jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (f) there are no liens for Taxes upon any asset of the Company except for liens for current Taxes not yet due; (g) no issues have been raised in any examination by any Tax authority with respect to the Company which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (h) the Company is not a party to any Tax allocation or sharing agreement or otherwise under any obligation to indemnify any person with respect to any Taxes; (i) the Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes; (j) there are no accounting method changes or proposed accounting method changes of the Company that could give rise to an adjustment under section 481 of the Code for periods after the Closing Date; (k) there are no requests for rulings in respect of any Tax pending between the Company and any Tax authority; (l) the Company has never been a member of any affiliated group as defined in Section 1504 of the Code; (m) the Company has timely made all deposits required by law to be made with respect to employees' withholding and other employment taxes; (n) the Company has not filed any consent under Section 341(f) of the Code; and (o) none of the assets of the Company are treated as owned by any other person under the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

               4.11 REAL PROPERTY. SECTION 4.11 of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased to the Company. The Shareholders have delivered to Parent correct and complete copies of the leases and subleases listed in SECTION 4.11 of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in SECTION 4.11 of the Disclosure Schedule:

                      (a) the lease or sublease is legal, valid, binding,
               enforceable, and in full force and effect;

                      (b) the lease or sublease will continue to be legal,
               valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby;

                      (c) to the Knowledge of Shareholders, no party to the
               lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                      (d) no party to the lease or sublease has repudiated any
               provision thereof;

                      (e) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                      (f) to the Knowledge of Shareholders, with respect to each sublease, the representations and warranties set forth in SUBSECTIONS (A) THROUGH (E) above are true and correct with respect to the underlying lease;

                      (g) the Company has not assigned, transferred, conveyed,
               mortgaged, conveyed by deed of trust, or encumbered any interest in the leasehold or subleasehold;

                      (h) all facilities leased or subleased thereunder have
               received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects;

                      (i) all facilities leased or subleased thereunder are
               supplied with utilities and other services necessary for the operation of said facilities; and

        With respect to the Land:

                      (k) none of the Company or the Shareholders, or to the
               Shareholders' Knowledge, any third party has ever conducted landfill operations on the Land. The Land is fully licensed, permitted and authorized for operation under all Applicable Laws;

                      (l) the Land can be used after the Closing as it has been
               used by the Company prior the Closing without violating any Applicable Law or private restriction, and such uses are legal conforming uses. There are no proceedings or amendments pending and brought by or, to the Knowledge of Shareholders, threatened by, any third party which would result in a change in the allowable uses of the Land or which would modify the right of the Company to use the Land as contemplated after the Closing Date;

                      (m) Shareholders have made available to Parent all
               engineering, geologic and other similar reports, documentation and maps relating to the Land in the possession or control of Shareholders;

                      (n) none of the Company, the Shareholders or the Land is
               or, to the Knowledge of Shareholders ever has been, involved in any litigation or administrative proceeding seeking to impose fines, penalties or other liabilities or seeking injunctive relief for violation of any Applicable Laws;

                      (o) to the Knowledge of Shareholders, no Person, other
               than the Company, has a present or future right to possession of all or any part of the Land;

                      (p) no portion of the Land contains any areas that could
               be characterized as disturbed, undisturbed or man made wetlands or "waters of the United States" pursuant to any Applicable Laws or the procedural manuals of the Environmental Protection Agency, U.S. Army Corps of Engineers or the Texas Natural Resources Conservation Commission, whether such characterization reflects current conditions or historic conditions which have been altered without the necessary permits or approvals;

                      (q) no work has been performed on the Land within 120 days of the date hereof for which a mechanic's lien could be filed;

                      (r) there are no levied or pending special assessments
               affecting all or any part of the Land owed to any governmental entity and, to the Knowledge of Shareholders, none is threatened;

                      (s) there are no pending or, to the Knowledge of
               Shareholders, threatened condemnation or eminent domain proceedings affecting all or any part of the Land;

                      (t) the Shareholders have provided to the government
               agencies requiring the same, all material reports, notices, filings and other disclosures required by Applicable Laws and all such reports, notices, filings and other documents were complete and accurate in all material respects at the time provided to said governmental agencies;

                      (u) no liens with respect to environmental liability have
               been imposed against the Land under CERCLA, any comparable Texas statute or other Applicable Law and, to the Knowledge of Shareholders, no facts or circumstances exist which is reasonably likely to give rise to same; and

                      (v) no portion of the Land is listed on the CERCLIS list
               or the National Priorities List of Hazardous Waste Sites or any similar list maintained by the State of Texas and none of the Company or Shareholders is listed as a potentially responsible party under CERCLA, any comparable Texas statute or other Applicable Law, and none of the Company or Shareholders has received a notice of such a listing.

               4.12   INTELLECTUAL PROPERTY.

                      (a) The Company owns or has the right to use pursuant to
               license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of its Business. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all reasonably necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

                      (b) to the Knowledge of the Shareholders, the Company has
               not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

                      (c) SECTION 4.12 of the Disclosure Schedule identifies
               each patent or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property. The Shareholders have delivered to Parent correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). SECTION 4.12 of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Company in connection with the Business.

               4.13 TANGIBLE ASSETS. SECTION 4.13 of the Disclosure schedule lists all personal property and other tangible assets of the Company. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its Business. Each material tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. For purposes of this representation, "material tangible asset" will be a tangible asset with a net book value, net of deprecation, of greater than $10,000.

               4.14 CONTRACTS. Except as otherwise specified therein, SECTION
        4.14 of the Disclosure Schedule lists the following contracts and other agreements to which the Company is a party:

                      (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

                      (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Company, or involve consideration in excess of $10,000;

                      (c) any agreement (or group of related agreements) under
               which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which the Company has imposed a Security Interest on any of its assets, tangible or intangible;

                      (d) any agreement with any of the Shareholders or their
               Affiliates, or regarding the loaning of money to employees, directors or agents of the Company;

                      (e) any profit sharing, stock option, stock purchase,
               stock appreciation, deferred compensation, severance, or other plan, agreement or arrangement for the benefit of current or former directors, officers, employees and independent contractors; and any agreement for the employment or engagement of any Person;

                      (f) any material agreement concerning confidentiality or
               noncompetition;

                      (g) any agreement concerning a partnership or joint
               venture;

                      (h) any collective bargaining agreement; and

                      (i) any agreement under which the consequences of a
               default or termination reasonably likely to have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company; or any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

        The Shareholders have delivered to Parent a correct and complete copy of each written agreement listed in SECTION 4.14 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in SECTION 4.14 of the Disclosure Schedule. With respect to each such agreement, subject to Laws Affecting Creditors Rights: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and to Shareholders' Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

               4.15   ENVIRONMENTAL MATTERS, HAZARDOUS MATERIALS.

        (a) HAZARDOUS MATERIALS OPERATIONS. The Company's business operations include providing services in facilities decontamination, closure and restoration, emergency response, hydrocarbon recycling, storage tank management, ground water remediation and soil remediation. In the course of providing theses services, the Company manages (E.G., generation, storage, transport and/or recycling of) petroleum products, hazardous wastes, and hazardous materials. In the normal and customary course of operations, the Company has experienced and is expected to experience the release of DE MINIMUS quantities of these materials that have no material adverse effect on the company.

        (b) COMPLIANCE WITH ENVIRONMENTAL LAWS. The Company has been, and is operated in compliance with, all Environmental Laws (as hereinafter defined) and all permits related to Environmental Laws, except where the failure to be in compliance would not have a material adverse effect on the Company. As used herein, the term "Environmental Laws" includes, but is not limited to, any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect relating to the environment, human health or safety, or Hazardous Materials (as hereinafter defined) including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.ss.ss.9601, ET SEQ. ("CERCLA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C.ss.ss.1801, ET SEQ.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C.ss.ss.6901, ET SEQ.; the Federal Water Pollution Control Act, as amended, 33 U.S.C.ss.ss.1201, ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. ss.ss.2601, ET SEQ.; the Clean Air Act, 42 U.S.C.ss.ss.7401, ET SEQ.; the Safe Drinking Water Act, 42 U.S.C.ss.ss.3g08, ET SEQ.; the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C.ss.136, ET SEQ.; and the term "Hazardous materials" includes, but is not limited to, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls ("PCBs"), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous wastes," "toxic substances," or "toxic pollutants."

        (c) EXISTENCE OF AN ACTION. Except as disclosed in Section 4.15 of Company's Disclosure Schedule, the Company has not received any notice from any Governmental Authority or other person alleging or concerning any material claim against the Company under any Environmental Law, whether for personal injuries or property damages. Except as disclosed in Section 4.15 of Company's Disclosure Schedule, there is no action pending or, to the knowledge of the Company, threatened affecting the Company alleging or concerning any material claim under any Environmental Law, whether for personal injuries or property damages, nor does the Company have any knowledge of any fact or condition that could give rise to such a claim.

        (d) ENVIRONMENTAL PERMITS. The Company is in possession of, and in compliance with, all material permits required under the Environmental Laws with respect to the operation of its business. There are no actions pending or, to the Knowledge of the Company, threatened which seek to modify, revoke or deny renewal of any of such permit. The Company has no Knowledge of any fact or condition that is reasonably likely to give rise to any action to modify, revoke or deny renewal of any of such permit. The consummation of the transactions contemplated by this Agreement will not violate, alter, impair, or invalidate, in any respect, any such permit.

        (e) MISCELLANEOUS. Without in any way limiting the generality of the foregoing, to the knowledge of the Company, none of the off-site locations where the Company has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Materials has been identified as a facility that is subject to an existing claim under any Environmental Law or is the subject of any threatened claim by any person.

               4.16 PERMITS AND ENVIRONMENTAL MATTERS. The Company has all permits necessary for or customary in connection with the operation of the Business, none of which permits are or will be terminated or otherwise adversely affected by the Merger (and, except as set forth in SECTION 4.03 of the Disclosure Schedule, the Merger will not require the approval of any agency or authority to continue the effectiveness of such permits). SECTION 4.16 of the Disclosure Schedule contains a complete and accurate list and summary description as of the date hereof of all permits, titles (including motor vehicles titles and current registrations), fuel permits, licenses, franchises and other, certificates, owned or held by the Company, to the extent such relate to the Business or operation thereof, none of which permits, titles, licenses, franchises and certificates infringe on the rights of others and all of which are now valid, in good standing and in full force and effect. Except as set forth in SECTION 4.16 of the Disclosure Schedule, all such permits, titles, licenses, franchises and certificates required by law have been obtained, are in good standing and are adequate for the operation of the Business.

               4.17 REPORTS, ETC. The Company has made available to Parent at the Company's offices, a description and copies, as of the date of this Agreement, of all material notifications, permits, licenses, engineering studies, environmental impact studies, assessments and audits and all notifications from governmental agencies relating to: (a) each actual and current material violation of Applicable Laws, hereinafter defined, by the Company relating to the Business, or any operations or activities in connection therewith, and all, if any, claims in respect thereof; (b) the discharge, leakage, spillage, transport, disposal or release of any Hazardous Waste (as defined herein)into the environment by the Company, the Shareholders or otherwise relating to the Business or any operations or activities in connection therewith; and (c) employee health, public health or the environment related to the Business or any operations or activities in connection therewith (collectively, the "Environmental Documents").

               4.18   APPLICABLE LAWS COMPLIANCE.  Except as set forth in
        SECTION 4.18 of the Disclosure Schedule:

                      (a) The Company and the Land are fully licensed, permitted and authorized under all federal, state and local statutes, laws, rules, regulations, orders, permits (including, without limitation, zoning restrictions and land use requirements) and licenses affecting or otherwise applicable to the Business and any operations or activities in connection therewith (collectively, the "Applicable Laws");

                      (b) All activities and operations conducted in connection
               with the Business, by the Company have complied with all Applicable Laws;

                      (c) None of the Company or the Shareholders is now nor has
               ever been involved in any litigation or administrative proceedings seeking to impose fines, penalties or other liabilities or seeking injunctive relieve for violation of any Applicable Laws and there are no facts or circumstances that would give rise to same;

                      (d) No liens with respect to environmental liability have
               been imposed against any assets of the Company under the CERCLA, any comparable Texas, or other Applicable Laws and no facts or circumstances exist which would give rise to the same; and

                      (e) None of the Company or the Shareholders is in default
               under any Applicable Laws or under any order of any court or governmental administrative body having jurisdiction over the Company, or any operations, and there are no claims, actions, suits or proceedings, pending or to the Knowledge of Shareholders threatened, against or affecting the Company or the Shareholders at law or in equity, or before or by any administrative body having jurisdiction; no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received which, if adversely determined would have a material adverse effect; and there are no facts or circumstances which would give rise to the same.

               4.19 HEALTH AND SAFETY. Except as set forth in SECTION 4.19 of the Disclosure Schedule:

                      (a) The Company has complied with all Health and Safety
               Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Company and has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and have complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Health and Safety Laws.

                      (b) To Shareholders' knowledge, the Company does not have
               any for any illness of or personal injury to any employee or other individual, or for any reason under any Health and Safety Law.

               4.20 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are collectible, and will be collected in accordance with their terms at their recorded amounts, net of reserves.

               4.21 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company.

               4.22 INSURANCE. SECTION 4.22 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years:

                      (a) the name, address, and telephone number of the agent;

                      (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                      (c) the policy number and the period of coverage;

                      (d) the scope (including an indication of whether the
               coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                      (e) a description of any retroactive premium adjustments
               or other loss- sharing arrangements.

        With respect to each such insurance policy for the current year: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby;
        (iii) none of the Company or any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and to Shareholders' Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) to Shareholders' Knowledge, no party to the policy has repudiated any provision thereof. The Company has been covered since its inception by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period. SECTION 4.22 of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

               4.23 LITIGATION. SECTION 4.23 of the Disclosure Schedule sets forth each instance in which any of the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or
        (ii) is a party or, to the Knowledge of the Shareholders and the directors and officers (and employees with responsibility for litigation matters) of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in SECTION
        4.23 of the Disclosure Schedule is reasonably likely to result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Except as set forth in SECTION 4.23 of the Disclosure Schedule, no proceeding is pending or, to the Knowledge of Shareholders threatened, as to which any assets of the Company are or would be subject.

               4.24 EMPLOYEES. SECTION 4.24 of the Disclosure Schedule sets forth a complete and accurate list of all officers, directors and Key Employees (as defined herein) of the Company, and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each such person. "Key Employees" shall be those employees of the Company which are listed in SECTION 4.24 of the Disclosure Schedule. To the Knowledge of the Shareholders and the directors and officers of the Company no executive, Key Employee, or group of employees has given notice of their intention to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. None of the Shareholders and the directors and officers of the Company has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

               4.25 EMPLOYEE BENEFITS. Except for the plans disclosed in SECTION
        4.25 of the Disclosure Schedule ("Plans") which shall be terminated prior to the Closing, the Company (a) does not currently sponsor or maintain any employee benefit plan within the meaning of section 3(3) of ERISA and (b) has not since its inception sponsored, maintained or contributed to any qualified employee pension benefit plan within the meaning of sections 3(2) of ERISA and 401 of the Code, in which any employees of the Company are or were participants (whether or not on an active or frozen basis). The Company does not currently contribute to, nor has it since its inception contributed (or been obligated to contribute) to, any multi-employer pension plan within the meaning of section 3(37) of ERISA on behalf of any employees of the Company. The Company has complied in all material respects with the Consolidated Omnibus Budget Reconciliation Act of 1985, and does not currently have, and since its inception has not had, any retiree medical plan.

               4.26 GUARANTIES. The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

               4.27 CERTAIN BUSINESS RELATIONSHIPS. Except as set forth in
        SECTION 4.27 of the Disclosure Schedule, none of the Shareholders and their Affiliates has been involved in any business arrangement or relationship with the Company within the past 12 months (other than as employees), and none of the Shareholders and their Affiliates owns any asset, tangible or intangible, which is used in the Business.

               4.28 SECURITIES MATTERS. Shareholders represent that they have received the Prospectus covering the Parent Stock dated September 18, 1997, Prospectus Supplement No.1 and Prospectus Supplement No. 2, and a copy of all documents incorporated therein by reference. The Shareholders further represent that they have been afforded an opportunity to ask questions of, and receive responses from, officers or agents of Parent and to investigate the business and affairs of Parent to their satisfaction. The Shareholders further represent that they are satisfied with the results of their investigation and that they are relying on such investigation, not on any particular representations made by Subsidiary or Parent, in their determination to invest in the Parent Stock. The Shareholders further represent that they are entirely familiar with the nonhazardous liquid waste and nonhazardous oilfield waste industries as a result of their positions with the Company and that, in regard to an investment in such industry, they are sophisticated investors and "accredited investors" as such term is defined in the Securities Act. The Shareholders further represent that they understand that although the Parent Stock which they are receiving pursuant to this Agreement will be registered under the Securities Act of 1933, as amended, based on their relationship to the Company they will be subject to certain limitations in their ability to dispose of such Parent Stock under applicable rules of the SEC.

               4.29 SUFFICIENCY OF ASSETS. As of the Closing Date the Company will have all of the properties, rights and assets of every type and description, real, personal and mixed, tangible and intangible, have been used or employed or held for use by the Company or its predecessors or Affiliates in operating the Business during the past 12 months, other than property sold or otherwise disposed of in the Ordinary Course of Business and consistent with past practices.

5.      PRE-CLOSING COVENANTS.

        The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

               5.01 GENERAL. Each of the Parties will use its reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in SECTION 7 below). In the event the Closing does not take place, Parent will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Shareholders or destroy, at the request and option of the Shareholders, all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

               5.02 NOTICES AND CONSENTS. The Shareholders will cause the Company to give any notices to third parties, and will use reasonable efforts to cause the Company to obtain any third-party consents, that Parent reasonably may request in connection with the transactions contemplated by this Agreement. Each of the Parties will (and the Shareholders will cause the Company to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the transactions contemplated by this Agreement. Neither Party shall be required to pay any material sum or to incur any material obligation in order to obtain a consent.

               5.03 OPERATION OF BUSINESS. The Shareholders will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the

        Ordinary Course of Business. Without limiting the generality of the foregoing, the Shareholders will not cause or permit the Company to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in
        SECTION 4.08 above.

               5.04 PRESERVATION OF BUSINESS. The Shareholders use reasonable efforts to cause the Company to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

               5.05 FULL ACCESS. The Shareholders will permit, and the Shareholders will cause the Company to permit, representatives of Parent to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company.

               5.06 NOTICE OF DEVELOPMENTS. The Shareholders will give prompt written notice to Parent of any material adverse development causing a breach of any of the representations and warranties in SECTION 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in SECTION 3 above.

               5.07 EXCLUSIVITY. For a period commencing on the date hereof until the Closing, or the termination of this Agreement, the Shareholders will not (and the Shareholders will not cause or permit the Company to) (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, the Company (including any acquisition structured as a merger, consolidation, or share exchange) or any other transaction or series of transactions that would cause the representations and warranties of the Company set forth in SECTION 4 to be incorrect in any respect, or would otherwise prevent or hinder the transactions contemplated by this Agreement, or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Shareholders will not vote their Shareholder Stock in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Shareholders will notify Parent immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.      POST-CLOSING COVENANTS.

        The Parties agree as follows with respect to the period following the
Closing:

               6.01 GENERAL. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other

        Party reasonably may request, provided that any out-of-pocket expenses in connection therewith shall be at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under SECTION 8 below). The Shareholders acknowledge and agree that from and after the Closing Parent will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

               6.02 TRANSITION. Shareholders will take no action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. Shareholders will refer all customer inquiries relating to the Business to Parent from and after the Closing.

               6.03 CONFIDENTIALITY. Shareholders will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement or their employment with the Company, and deliver promptly to Parent or destroy, at the request and option of Parent, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that Shareholders are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Shareholders will notify Parent promptly of the request or requirement so that Parent may seek an appropriate protective order. If, in the absence of a protective order, Shareholders are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Shareholders may disclose the Confidential Information to the tribunal. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

               6.04 TAX RETURNS AND FILINGS; PAYMENT OF TAXES. Shareholders agree to timely pay all taxes for which they are primarily liable in connection with the transfer of Shareholder Stock and the receipt of Parent Stock and other consideration in exchange therefor.

7.      CONDITIONS TO OBLIGATION TO CLOSE.

               7.01 CONDITIONS TO OBLIGATION OF PARENT. The obligation of Parent to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                      (a) the representations and warranties set forth in
               SECTION 3.01 and SECTION 4 above shall be true and correct at and as of the Closing Date;

                      (b) the Shareholders and Company shall have performed and
               materially complied with all of their covenants hereunder through the Closing, Shareholders and the Company shall have revoked all prior authorizations with respect to bank accounts and credit lines, and Shareholders and Company shall have revoked all powers of attorney;

                      (c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Parent to own the Shareholder Stock and to control the Company, or (iv) affect adversely the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                      (d) the Shareholders shall have delivered to Parent a
               certificate to the effect that each of the conditions specified above in SUBSECTIONS (A) THROUGH (C) is satisfied in all material respects;

                      (e) Shareholders shall have executed and delivered to
               Parent Noncompetition Agreements in the forms attached as Exhibit A;

                      (f) Parent shall have received from counsel to the
               Shareholders an opinion in form and substance as set forth in Exhibit B attached hereto, addressed to the Parent, and dated as of the Closing Date;

                      (g) Shareholders shall have obtained the execution of, and delivered to Parent a Spousal Consent in the form attached as Exhibit C;

                      (h) Parent shall have received the resignations, effective as of the Closing, of each director and officer of the Company;

                      (i) All necessary consents of and filings with any
               governmental authority relating to the consummation of the transactions contemplated herein shall have been obtained and made, including, without limitation, all consents for, and filings relating to, the transfer of any franchise agreements, licenses, permits necessary for or customary with the operation of the Business, and no action or proceeding shall have been instituted or threatened to restrain or prohibit the consummation of the transaction contemplated herein, and no governmental authority or body shall have taken any other action or made any request of Subsidiary or Parent as a result of which Subsidiary or Parent deems it inadvisable to proceed with the transactions hereunder;

                      (j) Shareholders shall have delivered to Parent an
               instrument dated the Closing Date releasing Company from any and all claims of Shareholders against Company arising prior to Closing;

                      (k) Parent, through its authorized representatives, must
               have completed a satisfactory due diligence review of Company and the Business, including, without limitation, the compliance with federal, state and local laws and regulations governing the respective operations of Company and the Business; and

                      (l) Shareholders and Company shall have taken all such
               further actions, and delivered to Parent all such further instruments, certificates, and other documents as Parent shall reasonably request in writing (such request being received at least two days (2) prior to the Closing Date) to fully evidence or effect the transactions contemplated by this Agreement. All actions to be taken by Shareholders and Company in connection with consummation of the transactions contemplated hereby and all instruments, certificates, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Parent.

        Parent may waive any condition specified in this SECTION 7.01 if it executes a writing so stating at or prior to the Closing.

               7.02 CONDITIONS TO OBLIGATION OF THE SHAREHOLDERS. The obligation of the Shareholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                      (a) the representations and warranties set forth in
               SECTION 3.02 above shall be true and correct at and as of the Closing Date;

                      (b) Parent shall have performed and complied with all of
               its covenants hereunder through the Closing;

                      (c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                      (d) Parent shall have delivered to the Shareholders a
               certificate to the effect that each of the conditions specified above in SUBSECTIONS (A) THROUGH (C) is satisfied in all respects;

                      (e) Parent shall have obtained the execution of, and
               delivered to the Shareholders, the Employment Agreements in the forms attached hereto as Exhibit D and Exhibit E;

                      (f) No action or proceeding shall have been instituted or
               threatened to restrain or prohibit the consummation of the transaction contemplated herein, and no governmental authority or body shall have taken any other action (including, but not limited to, a decision on tax treatment of the transaction) or made any request of Shareholders or Company as a result of which Shareholders or Company deem it inadvisable to proceed with the transaction hereunder;

                      (g) Parent shall have delivered to Shareholders the Parent
               Stock, the Cash Payment and a legal opinion of Parent's counsel in the form attached hereto as Exhibit G (the "Parent's Legal Opinion");

                      (h) Parent shall execute and deliver the Tax
               Representation Letter; and

                      (i) all actions to be taken by Parent in connection with
               consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Shareholders.

        The Shareholders may waive any condition specified in this SECTION 7.02 if they execute a writing so stating at or prior to the Closing.

8.      REMEDIES FOR BREACHES OF THIS AGREEMENT.

               8.01   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNITIES.

               The representations, warranties, covenants and agreements set forth in Sections 3.01(c), 3.02(d), 4.02, 4.04, 4.05, 4.10, 4.25, 6.01,
        6.02, 6.03, 6.04 and Sections 8, 11 and 12 will survive the Closing until the expiration of all applicable federal, state, local and foreign statutory periods of limitations (after giving effect to any waiver, mitigation or extension of any such statutory periods of limitations). All of the other representations, warranties, covenants and agreements set forth in this Agreement or in any certificate or other writing delivered pursuant to this Agreement (and the indemnity obligations with respect thereto under Sections 8.02 and 8.03) will survive the Closing until the second anniversary of the Closing. Notwithstanding the foregoing, in the case of the Shareholders, if either of the Shareholders had Knowledge as of the Closing of the inaccuracy of a representation or warranty made by the Shareholders, or in the case of the Parent or Subsidiary, if the Parent or Subsidiary had Knowledge as of the Closing of the inaccuracy of a representation or warranty made by the Parent or Subsidiary, such representations and warranties shall survive the Closing indefinitely. Furthermore, notwithstanding any provision to the contrary set forth in the preceding sentences of this Section or elsewhere in this Agreement or any certificate or other writing delivered pursuant to or in connection with this Agreement, any representation , warranty, covenant or agreement in respect of which indemnity may be sought under Section 8.02 or 8.03 will survive the time at which such representation , warranty, covenant or agreement would otherwise terminate pursuant to the preceding sentences of this Section if notice of the incorrectness or breach of such representation, warranty, covenant or agreement giving rise to such right to indemnity is given to the party from which indemnity is sought prior to the time at which such representation, warranty, covenant or agreement would otherwise terminate pursuant to the preceding sentences of this Section. Any such notice must describe the event, condition or contingency giving rise to the claimed incorrectness or breach of such representation, warranty, covenant or agreement and the Section or Sections or other divisions of this Agreement or any certificate or other writing delivered pursuant to or in connection with this Agreement upon which such right to indemnity is based.

               8.02   INDEMNIFICATION PROVISIONS FOR BENEFIT OF PARENT.

                      (a) In the event (i) the Shareholders breach any of their
               representations, warranties and covenants contained herein , and
               (ii) the Company or Parent suffer any loss, claim, cost or change in connection with the litigation disclosed in Section 4.23 of the Disclosure Schedule without regard to the Threshold Amount (as defined herein), then the Shareholders jointly and severally agree to indemnify Parent from and against the entirety of any Adverse Consequences Parent or Company may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by such breach, loss, claim, cost or damage.

                      (b) Shareholders jointly and severally agree to indemnify
               Parent from and against the entirety of any Adverse Consequences Parent may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Company for the unpaid Taxes of any Person (other than the Company) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               8.03 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SHAREHOLDERS. In the event Subsidiary or Parent breaches any of its representations, warranties, and covenants contained herein, then Subsidiary and Parent agree to indemnify the Shareholders from and against the entirety of any Adverse Consequences the Shareholders may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by such breach, loss, claim, cost or damage.

               8.04 LIMITATION ON LIABILITY. The defense and/or indemnification obligations set forth in SECTION 8.02 shall apply only after the aggregate amount of such obligations exceeds $100,000 (the "Threshold Amount"), at which time the defense and/or indemnification obligations shall be effective as to all amounts including the first $100,000; provided, however, that such defense or indemnification shall not exceed, in the aggregate, an amount equal to $6,500,000. Shareholders shall have the option (providing they are reasonably qualified to do so), of providing, within a reasonable time, in accordance with Environmental Laws, remedial actions to cure breaches regarding environmental matters before paying any amounts for which they are liable pursuant to the terms of this Agreement.

               8.05   MATTERS INVOLVING THIRD PARTIES.

                      (a) If any third party shall notify any Party (the
               "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this
               SECTION 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party thereby is prejudiced.

                      (b) Any Indemnifying Party will have the right to defend
               the Indemnified Party against the Third Party Claim with counsel of its choice reasonably acceptable to the Indemnified Party so long as the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                      (c) So long as the Indemnifying Party is conducting the
               defense of the Third Party Claim in accordance with SECTION 8.04(B) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, unless (A) there is no finding or admission of any violation of law or any violation of the rights of the Indemnified Party and no effect or any other laws that may be made against the Indemnifying Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

                      (d) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it other than as a result of monetary damages for which it would be entitled under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Third Party Claim, but the Indemnifying Party will not be bound by any determination of any Third Party Claim so defended or any compromise or settlement effected without its consent, which may not be unreasonably withheld.

               8.05 DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall include interest at the Applicable Rate from the date any sums were expended by the party to be indemnified hereunder in determining Adverse Consequences for purposes of this SECTION 8.

               8.06 OTHER INDEMNIFICATION PROVISIONS. Shareholders hereby agree that they will not make any claim for indemnification against the Company by reason of the fact that they were a director, officer, employee, or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Parent against Shareholders (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

9.      TERMINATION.

               9.01 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement at any time prior to the Closing Date:

                      (a) By mutual written consent at any time prior to the Closing;

                      (b) By Parent if any of the conditions specified in
               SECTION 7.01 has not been met or waived by Parent (provided that Parent is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement);

                      (c) By Shareholders if any of the conditions specified in
               SECTION 7.02 has not been met or waived by Shareholders (provided Shareholders are not otherwise in material breach of their representations, warranties, covenants or agreements under this Agreement);

                      (d) By Parent if there has been a material breach on the
               part of Shareholders of any representation, warranty, covenant or agreement by Shareholders set forth in this Agreement, which breach, if capable of cure, has not been cured within five (5) business days following receipt by Shareholders of written notice of such breach, unless such breach has been waived in writing by Parent and Subsidiary in which case such waiver shall constitute a waiver for all purposes, including indemnification and such breach shall be accepted as a condition of the Business;

                      (e) By Shareholders if there has been a material breach on the part of Subsidiary or Parent of any representation, warranty, covenant or agreement by Subsidiary or Parent set forth in this Agreement, which breach, if capable of cure, has not been cured within five (5) business days following receipt by Parent of written notice of such breach; or

                      (f) By Parent or Shareholders upon written notice given in compliance with this Agreement if any governmental authority of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and, in any such case the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted.




               9.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or Shareholders as provided above, this Agreement shall forthwith become void and, except for termination pursuant to Section 9.01(d) or 9.01(e), there shall be no liability on the part of Subsidiary, Parent or Shareholders; provided that SECTIONS 3.01(A), 3.01(C), 3.02(B), 3.02(D) , 4.01, 4.04, 5.01 and this SECTION
        9.02 and the provisions of SECTION 11 shall survive the termination.

10.     CERTAIN DEFINITIONS.

        As used herein, the following terms have the definitions set forth or referred to below:

        "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

        "AFFILIATE" has the meaning set forth in Rule 12-2 of the regulations promulgated under the Securities Exchange Act.

        "APPLICABLE LAWS" has the meaning set forth in SECTION 4.18 above.

        "APPLICABLE RATE" means the base rate of interest announced from time to time by Chemical Bank, N.A. plus 3 additional points.

        "BUSINESS" means the fuel oil processing, blending, and recycling services of the Company performed under name Alamo Petroleum Exchange, the emergency response, asbestos and lead abatement, and liquid disposal services of the Company performed under the name Alamo Environmental, and other businesses engaged in by the Company.

        "CLOSING" has the meaning set forth in SECTION 1.05 above.

        "CLOSING DATE" has the meaning set forth in SECTION 1.05 above.

        "CODE" means the Internal Revenue Code of 1986, as amended.

        "COMPANY" has the meaning set forth in the preface above; PROVIDED, HOWEVER, that for purposes of the representations and warranties set forth in
SECTION 4 above, the "COMPANY" includes
any subsidiary of the Company in the event any liability or obligation is imposed upon or incurred by the Company in connection with the actions or operations of such subsidiary.

        "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of the Company that is not already generally available to the public.

        "CURRENT ASSETS" means the amounts reflected as current assets of the Company on its financial statements determined in accordance with GAAP and includes, but is not limited to, items such as cash and cash equivalents, accounts receivable (less reserves for doubtful accounts), short-term investments, inventory and current prepaid assets.

        "CURRENT LIABILITIES" means the amounts reflected as current liabilities of the Company on its financial statements determined in accordance with GAAP and includes, but is not limited to, items such as accounts payable, current maturities of long-term debt, accrued expenses, and unpaid accrued taxes.

        "DISCLOSURE SCHEDULE" has the meaning set forth in SECTION 4 above.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "EXTREMELY HAZARDOUS SUBSTANCE" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

        "FINANCIAL STATEMENTS" has the meaning set forth in SECTION 4.07 above.

        "GAAP" means United States generally accepted accounting principles as in effect on the date hereof.

        "HEALTH AND SAFETY LAWS" means the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations and codes) of federal, state, local, and foreign governments (and all agencies thereof) concerning public health and safety, or employee health and safety.

        "INDEMNIFIED PARTY" has the meaning set forth in SECTION 8.04 above.

        "INDEMNIFYING PARTY" has the meaning set forth in SECTION 8.04 above.

        "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations- in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (d) all computer software (including data and related documentation), (e) all other proprietary rights, and (f) all copies and tangible embodiments thereof (in whatever form or medium).

        "KNOWLEDGE" means as to any Person, that which such Person actually knows; and with respect to the Shareholders such actual knowledge as Shareholders have obtained in interviews with Key Employees.

        "LAND" means all real property owned or leased by the Company including, but not limited to all real property listed in SECTION 4.11 of the Disclosure Schedule.

        "LAWS AFFECTING CREDITORS' RIGHTS" means any bankruptcy, fraudulent conveyance or transfer, insolvency, moratorium, reorganization, or other law affecting the enforcement of creditors rights generally, and any general principles of equity.

        "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

        "LONG TERM LIABILITIES" means all of the liabilities of the Company on its financial statements determined in accordance with GAAP other than Current Liabilities.

        "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

        "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in SECTION
4.07 above.

        "MOST RECENT FISCAL MONTH END" has the meaning set forth in SECTION 4.07 above.

        "MOST RECENT FISCAL YEAR END" has the meaning set forth in SECTION 4.07 above.

        "NET WORKING CAPITAL" means the difference between the Current Assets and the Current Liabilities of the Company as of the date of computation.

        "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice.

 .
        "PARENT STOCK" has the meaning set forth in the preface above.

        "PARTY" has the meaning set forth in the preface above.

        "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

        "SECURITIES ACT" means the Securities Act of 1933, as amended.

        "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

        "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmens', and similar liens, (b) liens for Taxes not yet due and payable and (c) purchase money liens and liens securing rental payments under capital lease arrangements.

        "SHAREHOLDERS" has the meaning set forth in the preface above.

        "SHAREHOLDER STOCK" means any and all shares of the Company.

        "TAXES" means any taxes, duties, assessments, fees, levies or similar governmental charges, together with any interest, penalties and additions to tax, imposed by any taxing authority, wherever located (I.E. whether federal, state, local, municipal or foreign), including without limitation all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, AD VALOREM, occupation or any other similar governmental charge or imposition.

        "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including without limitation any schedule or attachment thereto, any amendment thereof, and any estimated report or statement.

        "THIRD PARTY CLAIM" has the meaning set forth in SECTION 8.04 above.

11.     GENERAL.

               11.01 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

               11.02 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

               11.03 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

               11.04 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Parent and the Shareholders; PROVIDED, HOWEVER, that Parent may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, or any successor to all or any substantial part of the business and assets of Parent, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Parent nonetheless shall remain responsible for the performance of all of its obligations hereunder).

               11.05 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

               11.06 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

               11.07 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

               If to the Shareholders:      Raoul Garza
                                            14922 Tropical Wind
                                            San Antonio, Texas 78233

                                            and

                                            Alex Salas
                                            4302 Glenover
                                            San Antonio, Texas 78217

                                            With a copy to:

                                            Alan Schoenbaum
                                            Akin, Gump, Strauss, Hauer & Feld,
                                             L.L.P.
                                            300 Convent Street, Suite 1500
                                            San Antonio, Texas 78205

               If to Subsidiary or Parent:  US Liquids Inc.
                                            411 N. Sam Houston Pkwy. E., Suite
                                             400
                                            Houston, Texas 77060

                                            with a copy to:

                                            Marc E. Empey, Esq.
                                            Best Best & Krieger LLP
                                            39700 Bob Hope Drive, Suite 312
                                            Rancho Mirage, California 92270

        Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party set forth above may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

               11.08 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

               11.09 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent and Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

               11.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

               11.11 EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Shareholders agree that the Company has not borne, and the Company will not bear, any of the Shareholders' costs and expenses (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

               11.12 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

               11.13 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

               11.14 LITIGATION EXPENSES. The Parties agree that, in the case of any dispute arising over the terms of this Agreement, the prevailing party shall be entitled to receive as a component of its recovery all of its costs and expenses of litigation (including, without limitation, costs of investigation, attorneys' fees and expenses, and court costs).

               11.15 ARBITRATION. The Parties agree that any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration rules of the American Arbitration Association in San Antonio, Bexar County, Texas, and judgement upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and shall not be appealable.

                                   SIGNATURE PAGE TO FOLLOW

                                SIGNATURE PAGE OF
                      AGREEMENT AND PLAN OF REORGANIZATION

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                    PARENT:

                                          US Liquids, Inc.
                                          a Delaware corporation

                                          By: /s/ C. ERIC WARDEN
                                          Name:   C. Eric Warden
                                          Title:  Attorney-in-fact

                                    SUBSIDIARY:

                                          Amigo Acquisition, Inc.
                                          a Texas corporation

                                          By: /s/ C. ERIC WARDEN
                                          Name:   C. Eric Warden
                                          Title:  Attorney-in-fact

                                    COMPANY:

                                           Amigo Diversified Services, Inc.
                                           a Texas corporation

                                           By: /s/ ALEX SALAS
                                           Name:   Alex Salas
                                           Title: ____________________________

                                    SHAREHOLDERS:

                                           /s/ RAOUL GARZA
                                               Raoul Garza

                                           /s/ ALEX SALAS
                                               Alex Salas